                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                           COLLAGEN AESTHETICS, INC.

                                       BY

                         INAMED ACQUISITION CORPORATION

                           A WHOLLY-OWNED SUBSIDIARY

                                       OF

                               INAMED CORPORATION

                                       AT

                              $16.25 NET PER SHARE

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON TUESDAY, AUGUST 31, 1999, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED HEREIN) ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE COMPANY'S STOCKHOLDERS.
                            ------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SHARES REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY ON A FULLY DILUTED BASIS (ASSUMING EXERCISE OF ALL OPTIONS WITH AN EXERCISE PRICE BELOW $18.00 PER SHARE) BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE FOR THE OFFER AND CERTAIN OTHER CONDITIONS. SEE SECTIONS 1, 12, 14 AND 15.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) either should (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares and any other required documents to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect such transaction. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager (as such terms are defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, commercial banks, trust companies and other nominees.

                                          The Dealer Manager for the Offer is:

                                          HAMBRECHT & QUIST LLC

August 4, 1999

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
 1.  TERMS OF THE OFFER..........................................    2
 2.  ACCEPTANCE FOR PAYMENT AND PAYMENT..........................    4
 3.  PROCEDURES FOR TENDERING SHARES.............................    5
 4.  WITHDRAWAL RIGHTS...........................................    7
 5.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES...............    8
 6.  PRICE RANGE OF THE SHARES; DIVIDENDS........................    9
 7.  POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES;
     NASDAQ QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN
     REGULATIONS.................................................   10
 8.  CERTAIN INFORMATION CONCERNING THE COMPANY..................   11
 9.  CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.........   14
10.  BACKGROUND OF THE OFFER; PAST CONTACTS WITH THE COMPANY.....   16
11.  PURPOSE OF THE OFFER; THE MERGER AGREEMENT; APPRAISAL
     RIGHTS; PLANS FOR THE COMPANY; THE RIGHTS...................   20
12.  SOURCE AND AMOUNT OF FUNDS..................................   31
13.  DIVIDENDS AND DISTRIBUTIONS.................................   36
14.  CERTAIN CONDITIONS OF THE OFFER.............................   36
15.  CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS........   37
16.  CERTAIN FEES AND EXPENSES...................................   40
17.  MISCELLANEOUS...............................................   40

                  TO: ALL HOLDERS OF SHARES OF COMMON STOCK OF
                    COLLAGEN AESTHETICS, INC.: INTRODUCTION

     Inamed Acquisition Corporation ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Inamed Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share ("Shares"), of Collagen Aesthetics, Inc., a Delaware corporation (the "Company"), and the associated preferred share purchase rights (the "Rights") issued pursuant to the Amended and Restated Preferred Share Rights Agreement, dated as of May 6, 1999, between the Company and The Bank of New York, as Rights Agent (as the same may be amended, the "Rights Agreement"), at a purchase price of $16.25 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together, constitute the "Offer"). Unless the context otherwise requires, all references to Shares will include the associated Rights.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Hambrecht & Quist LLC, as Dealer Manager (the "Dealer Manager"), The Bank of New York, as Depositary (the "Depositary"), and Innisfree M&A Incorporated, as Information Agent (the "Information Agent"), incurred in connection with the Offer. See
Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 31, 1999, BY AND AMONG THE COMPANY, PURCHASER AND PARENT AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE COMPANY'S STOCKHOLDERS.

     Lehman Brothers, Inc. (the "Financial Advisor") has delivered to the Company's Board of Directors a written opinion dated July 31, 1999 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $16.25 per Share cash consideration to be received by the holders of outstanding Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of the Financial Advisor's written opinion dated July 31, 1999 is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders concurrently herewith, and stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by the Financial Advisor. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS (ASSUMING EXERCISE OF ALL OPTIONS WITH AN EXERCISE PRICE BELOW $18.00 PER SHARE) BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE FOR THE OFFER (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 31, 1999, UNLESS EXTENDED (THE "EXPIRATION DATE"). SEE SECTIONS 1, 12, 14, AND 15. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 31, 1999, by and among the Company, Purchaser and Parent (the "Merger Agreement") pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares held by Parent or any of its subsidiaries immediately prior to the Effective Time, which Shares will be canceled with no payment being made with respect thereto, and other than Shares, if any, held by stockholders who perfect their appraisal rights under Delaware law ("Dissenting Shares")) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $16.25 in cash, payable to the holder thereof, without interest thereon (the "Merger Consideration"), upon the surrender of the certificate formerly representing such Share. The Merger

Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

     If the Minimum Condition and the other conditions to the Offer are satisfied or waived and the Offer is consummated, Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved. Under the Delaware General Corporation Law (the "GCL"), if, after consummation of the Offer, Purchaser owns at least 90% of the Shares then outstanding, Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, after consummation of the Offer, Purchaser owns less than 90% of the then outstanding Shares, a vote of the Company's stockholders will be required under the GCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See Section 11. The authorized capital stock of the Company consists of 28,950,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share. As of June 30, 1999, (i) 8,592,359 Shares of Company were issued and outstanding, (ii) no shares of preferred stock were issued or outstanding, (iii) 2,454,000 Shares were held in the treasury of the Company, and (iv) 1,608,900 Shares were issuable under outstanding options with an exercise price below $18.00 per share.

     Based on the foregoing and assuming no additional Shares (or warrants, options or rights exercisable for, or securities convertible into, Shares) have been issued (other than Shares issued pursuant to the outstanding stock options referred to in clause (iv) of the preceding paragraph), if Purchaser were to acquire approximately 5,101,000 Shares pursuant to the Offer, the Minimum Condition would be satisfied.

     No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and thereby purchase all Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4, as soon as practicable after such Expiration Date. Notwithstanding the foregoing, without the consent of the Company, Purchaser shall have the right to extend the Offer (i) from time to time if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer or any period required by applicable law, (iii) for a period of not more than 10 business days in order to finalize Purchaser's financing arrangements for the purchase of the Shares pursuant to the Offer and the Merger, (iv) during the pendency of a Market Disruption (as defined in the Merger Agreement) until December 31, 1999 or (v) on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i), (ii), (iii) or (iv) of this sentence if, on such expiration date, there shall not have been tendered at least 90% of the outstanding Shares. The Offer will remain open until the Expiration Date, unless and until Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the time and date at which the Offer, as so extended by Purchaser, will expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See Section 14. If, at any Expiration Date, the conditions to the Offer described in Section 14 will not have been satisfied or waived, Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Purchaser shall not be required to extend the Offer beyond December 31, 1999; and provided further, that Purchaser shall not be obligated to extend the Offer beyond October 29, 1999 in the event the Minimum Condition or any of the conditions to the Offer described in paragraphs (c) and (h) of
Section 14 have not been satisfied or waived on or before such date. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

     Subject to the applicable regulations of the Commission, Purchaser has expressly reserved the right to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer, provided that, no change or waiver may be made that, without the prior written consent of the Company, (i) waives the Minimum Condition, (ii) changes the form of consideration to be paid, (iii) decreases the price per Share or the number of Shares sought in the Offer, (iv) imposes any additional conditions to the Offer or (v) is otherwise adverse to the holders of the Shares. The rights reserved by Purchaser in this paragraph are in addition to Purchaser's rights pursuant to
Section 14.

     Any such extension, termination or amendment will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-1 under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer, or if Purchaser waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of such change is generally required under applicable Commission rules and regulations to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     As of the date of this Offer to Purchase, the Rights are evidenced by the certificates representing Shares and do not trade separately. Accordingly, by tendering a certificate representing Shares, a stockholder is automatically tendering a similar number of associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate certificates representing rights ("Rights Certificates") are issued, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share. The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares, and will be furnished by Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (in accordance with Section 4) prior to the Expiration Date promptly after the Expiration Date. In addition, subject to applicable rules of the Commission, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply with applicable law, including the HSR Act. See Sections 1 and 15. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3; (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined herein) in connection with a book-entry transfer; and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER.

     The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer. IF, PRIOR TO THE EXPIRATION DATE, PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

     Parent and Purchaser reserve the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of Parent's affiliates, the right to purchase all or a portion of the Shares pursuant to the Offer, but no such transfer or assignment will relieve Parent or Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment of the Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES.

     VALID TENDER. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates representing tendered Shares must be received by the Depositary or tendered pursuant to the procedure for book-entry transfer set forth below and Book-Entry Confirmation must be received by the Depositary, in each case, on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternate, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, RIGHTS CERTIFICATES (IF APPLICABLE), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), unless Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares or rights may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or, of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     BACKUP WITHHOLDING. Under the backup federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign persons), the Depositary may be required to withhold 31% of the amount of any payments made to such stockholders pursuant to the Offer or the Merger. To prevent backup federal income tax withholding, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number, if any, and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

     APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective upon the acceptance for payment of such Shares by Purchaser in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by such stockholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and such other securities and rights for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (a) such stockholder has a net long position in such Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4 under the Exchange Act. It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     Purchaser's interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived by Purchaser. None of Parent, Purchaser or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after October 2, 1999 (or such later date as may apply in the case that the Offer is extended).

     If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4.

     In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following discussion summarizes the material United States federal income tax consequences to stockholders that are "U.S. Holders" upon the receipt of cash in exchange for Shares either pursuant to the Offer or in the Merger. For purposes of this discussion a U.S. Holder is any beneficial owner of Shares, including as a partner in a partnership, that is (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any State, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. This summary does not take into account the specific circumstances of particular investors (such as tax exempt entities, insurance companies, broker-dealers, regulated investment companies, banks, or stockholders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation) nor does the discussion address any tax consequences to stockholders that are not U.S. Holders. This discussion also does not address any aspects of taxation other than United States federal income taxation. This discussion is based on the law, including the Internal Revenue Code of 1986, as amended, the legislative history thereto, existing and proposed U.S. Treasury Department regulations promulgated thereunder, and published Internal Revenue Service rulings and court decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

     Each U.S. Holder will recognize gain or loss realized on the sale of Shares pursuant to the Offer or in the Merger equal to the difference between the cash the U.S. Holder receives for the Shares and the U.S. Holder's tax basis in the Shares. This gain or loss will be a capital gain or loss to the U.S. Holder if the U.S. Holder holds the Shares as capital assets, and the gain or loss as to any one Share will be a long term capital gain if the U.S. Holder held the Share for more than one year as of the Expiration Date of the Offer or the Effective Time of the Merger. A U.S. Holder who is an individual will pay tax on any long term capital gain at a maximum rate of 20%.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND MERGER, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

     The Shares are traded on the Nasdaq National Market under the symbol "CGEN." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the Nasdaq National Market.

                                                               HIGH      LOW
                                                              ------    ------
1997
First Quarter...............................................  $23.75    $18.50
Second Quarter..............................................  $19.25    $14.13
Third Quarter...............................................  $19.88    $16.63
Fourth Quarter..............................................  $20.88    $18.00
1998
First Quarter...............................................  $22.13    $16.75
Second Quarter..............................................  $22.00    $17.75
Third Quarter...............................................  $18.88    $ 8.50
Fourth Quarter..............................................  $10.75    $ 7.50
1999
First Quarter...............................................  $15.63    $ 8.78
Second Quarter..............................................  $13.88    $12.50
Third Quarter (through August 3)............................  $15.88    $11.00

     On August 18, 1998, the Company spun-off, in a one-for-one distribution of common stock to the Company's stockholders (the "Spinoff"), Cohesion Technologies, Inc., which prior to the Spinoff was a wholly-owned subsidiary of the Company. The transaction resulted in the distribution of 100% of the outstanding shares of Cohesion.

     On July 30, 1999, the last full day of trading prior to the announcement of the execution of the Merger Agreement, according to publicly available sources, the reported closing price on the Nasdaq National Market for the Shares was $12.00 per Share. On August 3, 1999, the last full day of trading prior to the commencement of the Offer, according to publicly available sources, the reported closing price on the Nasdaq National Market for the Shares was $15.81 per Share. The Company declared a cash dividend of $.10 per Share payable to stockholders of record on June 30, 1998, in addition to a $.10 per Share dividend declared and paid earlier in fiscal 1998. In fiscal 1997, the Company declared a cash dividend of $.10 per Share payable to stockholders of record on June 30, 1997, in addition to a $.10 per Share dividend declared and paid earlier in fiscal 1997.

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price therefor.

     NASDAQ QUOTATION. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market. According to published guidelines, the Shares would not be eligible for continued inclusion if the Shares fail to substantially meet, among other things, the following standards: (i) 200,000 publicly held Shares, (ii) market value of publicly held Shares of $1 million, and (iii) 400 holders of Shares or 300 holders of Shares of round lots. If these standards are not met, the Shares might nevertheless continue to be included in the Nasdaq Small Cap Market, but if, among other things, the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if the aggregate market value of such publicly held Shares falls below $200,000 or if there are not at least two market makers (one of which may be a market maker entering a stabilizing bid), Nasdaq Stock Market rules provide that the Shares would no longer qualify for inclusion in the Nasdaq Stock Market and the Nasdaq Stock Market would cease to provide any quotations. Shares held, directly or indirectly, by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose.

     In the event the Shares are no longer eligible for Nasdaq Stock Market quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) under the Exchange Act and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) under the Exchange Act and the related requirement of an annual report, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or Nasdaq reporting. Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be the intention of Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will no longer be eligible for Nasdaq quotation and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities. Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Delaware corporation with its principal executive offices located at 1850 Embarcadero Road, Palo Alto, California 94303. The following description of the Company's business has been taken from, and is qualified in its entirety by reference to, the Form 10-K filed by the Company for the year ended June 30, 1998 (the "Company Form 10-K"):

          "The Company designs, develops, manufactures and markets on a worldwide basis biocompatible products for the treatment of defective, diseased, traumatized or aging human tissues. The Company has grown by identifying medical applications for its technology, developing innovative products and building markets with healthcare professionals, either directly or with marketing and technology partners. The Company's core products are principally used in facial aesthetic applications.

          The market for facial aesthetic products and treatments includes surgical and non-surgical therapies to remedy aging and defective soft tissues of the face. These products are used by healthcare professionals, including plastic surgeons and dermatologists, in an office environment and by consumers in the home. Most of these treatments are elective and are pursued by patients for cosmetic effects rather than due to medical necessity.

          The worldwide market for facial aesthetic products has experienced significant growth over the past several years. The Company believes that growth of the market, both within the U.S. and internationally, can be attributed to changing social conventions, which encourage consumers to explore products and treatments to make them look and feel younger. As demand has grown for facial aesthetic products and treatments, cost containment pressures imposed by managed care have induced many healthcare providers to offer additional services that are less dependent on reimbursement and are paid for by the consumer. The Company believes that the needs of physicians and patients have created a demand for more innovative aesthetic products, a wider selection of alternatives, and products that are safe, more affordable and longer lasting than existing products and treatments."

The selected financial information of the Company and its consolidated subsidiaries for the years ended June 30, 1998, 1997 and 1996 and for the nine months ended March 31, 1999 and 1998 set forth below has been excerpted and derived from such documents filed by the Company for the nine months ended March 31, 1999. More comprehensive financial and other information is included in the Company Form 10-K and Form 10-Q (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by the Company with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth below.

                           COLLAGEN AESTHETICS, INC.

                         SELECTED FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                  NINE MONTHS
                                                ENDED MARCH 31,               YEARS ENDED JUNE 30,
                                             ----------------------     --------------------------------
                                             1999(4)        1998          1998        1997        1996
                                             --------     ---------     --------     -------     -------
OPERATING RESULTS
Revenues...................................  $ 62,156     $  60,040     $ 82,772     $68,335     $68,285
Research and development expenses..........     7,002        16,078       22,715      14,087       9,175
Operating income (loss)(2).................     6,631       (14,203)     (18,564)     (1,767)      6,589
Gain from investments, net(1)..............     3,721        13,739       19,096      24,458      82,093
Net income (loss)..........................     6,303        (4,737)     (14,083)      7,371      26,652
                                             ========     =========     ========     =======     =======
Net income (loss) per share --
  Basic:
  Continuing operations....................  $   0.73     $   (0.21)    $  (0.21)    $  1.68     $  5.66
  Discontinued operations..................        --         (0.32)       (1.37)      (0.84)      (2.67)
                                             --------     ---------     --------     -------     -------
         Net income (loss) per
           share -- Basic..................  $   0.73(3)  $   (0.53)(3) $  (1.58)(3) $  0.84(3)  $  2.99(3)
                                             ========     =========     ========     =======     =======
Net income (loss) per share --
  Diluted:
  Continuing operations....................  $   0.72     $   (0.21)    $  (0.21)    $  1.66     $  5.56
  Discontinued operations..................        --         (0.32)       (1.37)      (0.83)      (2.62)
                                             --------     ---------     --------     -------     -------
         Net income (loss) per
           share -- Diluted................  $   0.72     $   (0.53)    $  (1.58)    $  0.83     $  2.94
                                             ========     =========     ========     =======     =======
Shares used in calculating income (loss)
  per share information -- Basic...........     8,678         8,901        8,913       8,804       8,915
                                             ========     =========     ========     =======     =======
Shares used in calculating income (loss)
  per share information -- Diluted.........     8,711         8,901        8,913       8,930       9,075
                                             ========     =========     ========     =======     =======

---------------
(1) In the first five months of fiscal 1996, financial information is presented with Target Therapeutics, Inc. ("Target") accounted for under the equity method. In January 1997, Boston Scientific and Target jointly announced the signing of a definitive agreement to merge in a tax-free stock-for-stock transaction. Gains from sales of portions of the Company's investment in Boston Scientific (formerly Target) contributed $20.4 million, $9.2 million and $85.8 million, to fiscal years 1998, 1997 and 1996 pre-tax earnings, respectively. In addition, in fiscal 1997, the Company recorded an additional $15.4 million, resulting from the sale of its holdings in Prograft to W.L. Gore and Associates, Inc.

(2) Includes in-process research and development charges of $10.6 and $3.0 million in fiscal years 1998 and 1996, respectively.

(3) Includes effect of adopting Statement of Financial Accounting Standard No. 128 ("SFAS 128"). The adoption of SFAS 128 resulted in no significant impact for fiscal years 1998, 1997 and 1996.

(4) Includes results of operations of Cohesion Technologies, Inc., which was spun-off to Company stockholders on August 18, 1998.

                                                                                 JUNE 30,
                                                              MARCH 31,    --------------------
                                                                1999*        1998        1997
                                                              ---------    --------    --------
BALANCE SHEET DATA (AT END OF PERIOD):
Total current assets........................................   $50,887     $ 53,225    $ 57,740
Property and Equipment, net.................................    12,412       14,448      13,945
Other current assets........................................    10,927       11,016       9,226
Total assets................................................    74,422      166,339     184,640
Current liabilities.........................................    28,160       33,717      25,380
Deferred income taxes.......................................        --       30,589      35,449
Total long-term liabilities.................................     1,224       31,982      39,126
Stockholders' equity........................................    45,038      100,640     120,085

---------------

* Includes amounts with respect to Cohesion Technologies, Inc., which was spun-off to Company stockholders on August 18, 1998.

     The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the Commission's worldwide web site on the Internet at HTTP://WWW.SEC.GOV. The Shares are traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company should also be available for inspection at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 20006.

     Although neither Parent nor Purchaser has any knowledge that any such information is untrue, neither Parent nor Purchaser takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

     In the course of discussions between representatives of Parent and the Company (see Section 10), the Company furnished certain projections of future operating performance to Parent's representatives (the "Projections"). The Projections were based on assumptions which management of the Company believed to be reasonable at the time. The Projections have not been adjusted to reflect the effects of the Offer or the Merger or the incurrence of indebtedness in connection therewith. The Projections should be read together with the financial statements of the Company referred to herein.

     According to the Projections, for the fiscal years ending June 30, 1999 and 2000, the Company projected revenues of $86.6 million and $101.8 million, respectively, and the Company projected net income of $8.8 million and $11.2 million, respectively. Parent gave no weight to the Projections in formulating its offer price or evaluating the value of the Company.

     THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDE-

LINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS, AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THEY WERE PROVIDED TO PARENT. NONE OF PARENT, PURCHASER, THE COMPANY, THE FINANCIAL ADVISOR, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF THESE PROJECTIONS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, RELATING TO THE BUSINESS OF THE COMPANY WHICH MAY NOT BE REALIZED, AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, PURCHASER, THE COMPANY, THE FINANCIAL ADVISOR, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, PURCHASER, THE COMPANY, THE FINANCIAL ADVISOR, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS.

9. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

     PURCHASER. Purchaser is a newly incorporated Delaware corporation. To date, Purchaser has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to Purchaser is available. Purchaser is a wholly-owned subsidiary of Parent. The principal executive office of Purchaser is located at 5541 Ekwill Street -- Suite D, Santa Barbara, California 93111-2919.

     PARENT. Parent is a Delaware corporation with its principal executive offices located at 5541 Ekwill Street -- Suite D, Santa Barbara, California 93111-2919. The following description of Parent's business has been taken from, and is qualified in its entirety by reference to, the Form 10-K filed by Parent for the year-ended December 31, 1998 (the "Parent Form 10-K").

          "Parent is a medical device company which . . . operates through subsidiaries which are organized under three business units. Through two business units -- U.S. Plastic and Reconstructive Surgery and Inamed International -- Parent manufactures and markets saline and silicone gel-filled breast implants for plastic and reconstructive surgery, as well as other silicone based products including tissue expanders, facial implants and custom prostheses for plastic and reconstructive surgery. Through its third business unit -- BioEnterics Corporation -- the Company manufactures and markets products for the treatment of obesity and for use by general and laparoscopic surgeons.

          Parent manufactures its products in Santa Barbara, California and in Arklow, County Wicklow, Ireland, and owns or has exclusive licenses for over 40 patents in the United Sates and overseas. Parent believes, with an approximately 50% U.S. market share and a worldwide market share of approximately 40%, that it is the leading company in the $275 million worldwide breast implant market."

     The selected financial information of Parent and its consolidated subsidiaries set forth below for the three years ended December 31, 1998, has been excerpted and derived from the Parent Form 10-K. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed or to be filed by Parent with the Commission (including Parent's Form 10-Q for the quarter ended June 30,
1999). Such financial information is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth below.

                               INAMED CORPORATION

                         SELECTED FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                    SIX MONTHS ENDED
                                        JUNE 30,                 YEARS ENDED DECEMBER 31,
                                 ----------------------    -------------------------------------
                                  1999         1998           1998          1997         1996
                                 -------    -----------    ----------     ---------    ---------
Net sales......................  $79,753    $    66,980      $131,566      $106,381     $ 93,372
Restructuring expense..........       --             --        (4,202)           --           --
Operating income (loss)........   20,383          5,627         8,467        (3,577)      (3,956)
Litigation settlement..........       --             --            --       (28,150)          --
Income (loss) before income tax
  expense (benefit) and
  extraordinary charges........   19,603          4,446         5,341       (39,696)      (8,165)
Income tax expense (benefit)...       --            104        (8,432)(4)     1,881(2)     3,214(1)
Net income (loss) before
  extraordinary charges........       --             --        13,772       (41,577)     (11,379)
Extraordinary charges..........       --             --        (1,800)           --           --
Net income (loss)..............  $16,564    $     2,488      $ 11,973      $(41,577)    $(11,379)
Net income (loss) per share of
  common stock(3) --
  Basic........................    $1.27          $0.25         $1.15        $(4.97)      $(1.46)
  Diluted......................    $1.11          $0.25         $0.92        $(4.97)      $(1.46)
Weighted average common shares
  outstanding (basic)..........  13,074,191  12,691,152    10,387,163     8,371,399    7,811,073

---------------
(1) Includes a write-off of domestic deferred tax assets of $2,006.

(2) Includes a provision of $1,000 for the conversion of foreign intercompany accounts to equity.

(3) The earnings per share amounts for all years presented have been restated to comply with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share."

(4) Reflects the recognition of a $8,000 deferred tax asset based on future short-term income projections.

                                                                              DECEMBER 31,
                                                              JUNE 30,    --------------------
                                                                1999        1998        1997
                                                              --------    --------    --------
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital (deficiency)................................  $39,456     $   (988)   $  6,460
Total assets................................................  $95,236       80,707      58,842
Long term debt, net of current installments.................   17,047       27,767      23,574
Subordinated long term debt, related party..................       --           --       8,813
Stockholders' (deficiency) equity...........................   42,748      (15,625)    (46,689)
Dividends paid..............................................       --           --          --

     Parent is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Parent's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and the stock options granted to them), the principal holders of Parent's securities, and any material interest of such persons in transactions with Parent and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected, and copies may be obtained at the same places and in the same manner set forth with respect to the information concerning the Company in Section 8.

     Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto: (i) none of Parent or Purchaser and, to the knowledge of Parent or Purchaser, none of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, except that Appaloosa Management L.P. (which beneficially owns shares constituting approximately 36.8% of Parent's outstanding shares of common stock) beneficially owns 425,0000 Shares, constituting approximately 4.9% of the Shares outstanding; (ii) neither Parent nor Purchaser nor, to the knowledge of Parent or Purchaser, any of the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) neither Parent nor Purchaser nor, to the knowledge of Parent or Purchaser, any of the persons referred to in clause (i) above has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the past sixty (60) days, there have been no transactions which would require reporting under the rules and regulations of the Commission between Parent, Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or Purchaser, any of the persons referred to in clause (i) above, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) during the past sixty (60) days, there have been no contacts, negotiations or transactions between Parent or Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or Purchaser, any of the persons referred to in clause (i) above, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     Neither Parent nor Purchaser had any relationship with the Company prior to the commencement of the discussions that led to the execution of the Merger Agreement. See Section 10. Both Parent and Purchaser disclaim that they are an "affiliate" of the Company within the meaning of Rule 13e-3 under the Exchange Act.

10. BACKGROUND OF THE OFFER; PAST CONTACTS WITH THE COMPANY.

     On March 1, 1999, the Company announced that it had received an unsolicited proposal from Mentor Corporation to acquire all the capital stock of the Company. In response to this proposal, on March 3, 1999, the Company announced that, following consultation with its financial advisor Lehman Brothers Inc. ("Lehman"), it would undertake an evaluation of the strategic alternatives available to the Company with the objective of maximizing shareholder value, including a possible sale or merger of the Company. During the next six weeks, the Company, with the assistance of Lehman, prepared a Confidential Descriptive Memorandum about the Company for circulation (upon the execution of a confidentiality agreement) to certain entities identified by Lehman and the Company as possible bidders.

     The Company and Parent executed a confidentiality agreement, dated April 23, 1999, following which Parent received a copy of the Confidential Descriptive Memorandum.

     On May 19, 1999, based on its review of the Confidential Descriptive Memorandum, Parent submitted a preliminary, non-binding indication of interest in acquiring all the outstanding shares of the Company for $15 - $17 per share. Based on this indication of interest, Parent was invited to participate in presentations by the management of the Company as part of the due diligence process which the Company had established for all interested bidders.

     On June 3, Parent's Board of Directors held an extensive meeting with its financial advisor, Hambrecht & Quist LLC, to discuss whether to move forward with its investigation of the Company. During the course of this meeting, Parent's Board of Directors decided that Parent's senior officers should participate in the Company's due diligence process. On June 8 and 9, 1999, Parent along with its legal advisors, conducted due diligence with respect to the Company. Thereafter, Parent held numerous telephonic meetings with the Company to discuss the information learned through Parent's due diligence investigation. On June 21, 1999,

Parent's Board of Directors reconvened and, following a further presentation by Hambrecht & Quist LLC and its review of financing alternatives, unanimously approved a proposal to make a formal bid for the Company. During the course of this meeting, Parent's Board of Directors also unanimously adopted a set of resolutions authorizing Parent's senior officers to negotiate, among other things, the Offer and the Merger.

     On June 23, 1999, Parent submitted a bid of $15.75 per Share to the Company, which was negotiated to $16.25 per share, subject to agreement on the definitive documentation and the other material terms of the transaction. On June 30, 1999, Parent's legal advisors delivered a copy of the form of Merger Agreement proposed by the Company that reflected Parent's initial comments, following which the Company and Parent initiated negotiations of the Merger Agreement concerning such matters as purchase price, representations and warranties, covenants, conditions to the Offer and the Merger, and termination events. During the first three weeks of July, Parent negotiated the terms of its financing for the Offer and the Merger. On July 21, 1999, Parent's Board of Directors again reconvened and, following a full presentation by Parent's senior officers, unanimously approved the then current form of the Merger Agreement and adopted resolutions authorizing Parent's senior officers to execute the Offer and the other documents contemplated by the Merger Agreement. Parent's Board of Directors also authorized Parent's senior officers to conclude an agreement to finance the transactions in accordance with parameters discussed at the meeting. On July 23, 1999, Parent received a commitment letter from Cerberus Capital Management, L.P., agreeing, subject to certain conditions, to finance the Offer, the Merger and the related fees and expenses.

     Thereafter, Parent, the Company and their respective financial and legal advisors concluded their negotiation of a definitive Merger Agreement. On Friday, July 30, 1999, a form of the Merger Agreement was presented to the Company's Board of Directors. On Saturday, July 31, 1999, the form of the Merger Agreement was unanimously approved by the Company's Board of Directors. On that same day, the definitive Merger Agreement was executed. On the following Monday, August 2, 1999, the parties issued the following press releases:

                     "INAMED CORPORATION AGREES TO ACQUIRE
                 COLLAGEN AESTHETICS, INC. FOR $16.25 PER SHARE

           Santa Barbara, California -- August 2, 1999 -- Inamed
        Corporation (OTC BB:IMDC) announced today that it has agreed to acquire Collagen Aesthetics, Inc. (Nasdaq: CGEN) for $16.25 per share in cash, for a total of approximately $142 million. The directors of both companies have unanimously approved a definitive merger agreement.

             The combination of these two companies will create a global leader in plastic surgery and aesthetic medicine, with over $225 million of annual sales and a broad portfolio of products to address the needs of plastic and reconstructive surgeons, dermatologists, cosmetic surgeons and other aesthetic practitioners throughout the world. These products include Inamed's comprehensive line of saline and silicone gel filled implants for breast augmentation and reconstruction, as well as devices to treat obesity. Collagen Aesthetics' products include the flagship Zyderm(R) and Zyplast(R)collagen implants for the correction of facial wrinkles and scars.

             Beginning later this week Inamed will commence a cash tender offer for all outstanding shares of common stock of Collagen Aesthetics. Following completion of the tender offer all remaining Collagen Aesthetics shares will be acquired in a cash merger at the same price. It is anticipated that these transactions will be completed by September 30, 1999.

             The tender offer is subject to a majority of Collagen Aesthetics' fully diluted shares (approximately 10.2 million shares as of July 30, 1999) being validly tendered and not withdrawn, as well as the expiration of the Hart-Scott premerger notification waiting period and other customary conditions.

             Neither the tender offer nor the second step merger is subject to financing contingencies. In that regard, Inamed has obtained a secured bridge loan commitment for $155 million from a group of financial institutions, which was arranged by U.S. Bancorp Libra. Inamed currently contemplates that the bridge loan will be refinanced during 1999 with the proceeds of long-term debt financing.

             Further details about the merger agreement, the tender offer and the financing will be available later this week in the SEC filings to be made by both parties at the time the tender offer commences.

             Collagen Aesthetics had sales of $84 million for the twelve months ended March 31, 1999. It has no debt and over $17 million of cash. Collagen Aesthetics expects to report its financial results for the fiscal year ended June 30, 1999 by mid-August.

             For the twelve months ending June 30, 1999, Inamed had sales of $144 million and cash flow (consisting of earnings before interest, taxes, depreciation and amortization) of approximately $30.5 million. As of that date Inamed had $17 million of debt and $14 million of cash. Upon completion of the tender offer Inamed will retire its existing debt, so that the combined company will have only the $155 million of bridge debt outstanding. Inamed's current equity market capitalization is approximately $375 million.

             Richard G. Babbitt, Inamed's Chairman and CEO, stated:
        'This acquisition brings together two of the strongest and largest franchises in plastic and reconstructive surgery and aesthetic medicine. Both companies are dedicated to devoting resources to new products and to sales and marketing initiatives which will further enhance their position in the growing fields of aesthetic, plastic and reconstructive medicine.'

             Ilan Reich, Inamed's President, said: 'We anticipate that for the fiscal year ending December 31, 2000 this acquisition will add at least $0.25 per share to Inamed's earnings on a fully taxed, fully diluted basis. But more significantly, this acquisition marks the culmination of a fifteen-month effort by Inamed to implement its strategy of diversifying into the collagen business, while leveraging its existing marketing, distribution and corporate infrastructure. We are particularly excited about having Collagen Aesthetics be the platform for accelerating the marketing of the human collagen products for facial and incontinence uses which we recently licensed from Advanced Tissue Sciences Inc. The value we see in Collagen Aesthetics reflects both its current franchise as well as the unique benefit which Inamed hopes to derive by commercializing those human collagen products faster than Collagen Aesthetics could have done based on its current R&D program.'

             Collagen Aesthetics was advised by Lehman Brothers Inc., which also provided a fairness opinion to the Collagen Board of Directors. Inamed was advised by Hambrecht & Quist LLC, which will be acting as dealer manager in the tender offer.

             Collagen Aesthetics is maximizing its worldwide aesthetic medicine franchise and nearly two decades of physician relationships with proprietary and in-licensed products. Collagen's proprietary product line includes Zyderm(R) and Zyplast(R) collagen implants and Contigen(R) Bard collagen implant, while in-licensed products include Hylaform(R) viscoelastic gel, SoftForm(R) facial implant, Refinity(TM) Medical Skin Solutions and the Coblation(TM) dermatologic surgery system.

             Inamed is a global surgical and medical device company engaged in the development, manufacturing and marketing of medical devices for the plastic, reconstructive and aesthetic surgery markets, as well as devices to treat obesity.

             This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause Inamed's actual results in future periods to differ materially from that which is anticipated. Factors that may cause such differences include, but are not limited to, those described in Inamed's Annual Report on Form 10-K for the year ended December 31, 1998."

                   "COLLAGEN AESTHETICS, INC. TO BE ACQUIRED
                    BY INAMED CORPORATION FOR $16.25 IN CASH

             Palo Alto, California -- Aug. 2, 1999 -- Collagen Aesthetics, Inc. (NASDAQ NM: CGEN-news) announced today that Inamed Corporation of Santa Barbara, California has agreed to acquire Collagen for $16.25 per share in cash, for a total value of approximately $142 million. The price represents approximately a 65% premium over the 90-day average Collagen stock price prior to an unsolicited acquisition proposal from Mentor Corporation of $14.50 made on March 1, 1999. The directors of both companies have unanimously approved a definitive merger agreement.

             The combination of these two companies will create a global leader in plastic surgery and aesthetic medicine, with over $225 million of annual sales and a broad portfolio of products to address the needs of plastic and reconstructive surgeons, dermatologists, cosmetic surgeons and other aesthetic practitioners throughout the world. These products include Inamed's comprehensive line of saline and silicone gel filled implants for breast augmentation and reconstruction, as well as devices to treat obesity. Collagen Aesthetics' products include the flagship Zyderm(R) and Zyplast(R) collagen implants for the correction of facial wrinkles and scars.

             Beginning later this week Inamed will commence a cash tender offer for all outstanding shares of common stock of Collagen Aesthetics. Following completion of the tender offer all remaining Collagen Aesthetics shares will be acquired in a cash merger at the same price. It is anticipated that these transactions will be completed by September 30, 1999.

             The tender offer is subject to a majority of Collagen Aesthetics' fully diluted shares being validly tendered and not withdrawn, as well as the expiration of the Hart-Scott premerger notification waiting period and other customary conditions. The transaction is not subject to financing contingencies. In that regard, Inamed has obtained a secured bridge loan commitment for $155 million from a group of financial institutions.

             Collagen Aesthetics Inc. was advised by Lehman Brothers. Further details about the merger agreement, the tender offer and the financing will be available later this week in the SEC filings to be made by both parties at the time the tender offer commences.

             'The merger agreement with Inamed represents the successful completion of a process Collagen Aesthetics initiated in March 1999 to explore strategic alternatives and to maximize shareholder value' stated Gary S. Petersmeyer, Collagen
        Aesthetics' President and CEO.

             Collagen Aesthetics is maximizing the Company's worldwide aesthetic medicine franchise and nearly two decades of physician relationships with proprietary and in-licensed products. The Company's proprietary products include Zyderm and Zyplast collagen implants and Contigen(R) Bard collagen implant, while in-licensed products include Hylaform(R) viscoelastic gel, SoftForm(R) facial implant, Refinity(TM) Medical Skin Solutions and the Coblation(TM) dermatologic surgery system. For more information regarding Collagen

        Aesthetics, please visit the Company's Web site at www.collagen.com. In addition, Collagen Aesthetics' press releases can be viewed at www.businesswire.com/cnn/cgen.htm.

             Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties including the tender of sufficient Collagen shares to complete the transaction, receipt of regulatory approvals, potential unfavorable publicity regarding Collagen Aesthetics or its products and possible reversal of sales trends, among other matters discussed in this release. Actual results are subject to risks and uncertainties, and actual events and results may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within Collagen Aesthetics' control, such as strategic planning decisions by management and reallocation of internal resources, or on factors outside of the Company's control, such as actions or delays by regulatory authorities or other third parties, as well as those factors set forth under the heading 'Factors That May Affect Future Results of Operations' in Collagen Aesthetics' Form 10-K filed for the year ended June 30, 1998 and Form 10-Q for the quarter ended March 31, 1999."

11. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; APPRAISAL RIGHTS; PLANS FOR THE COMPANY; THE RIGHTS.

  (A) Purpose

     The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all capital stock of the Company not purchased pursuant to the Offer or otherwise. As a result of the Offer and Merger, the Company will (subject to a possible restructuring if requested by Parent) become a wholly-owned subsidiary of Parent.

     The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference and copies or forms of which have been filed with the Commission as exhibits to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places set forth in Section 8. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.

  (B) The Merger Agreement

     THE OFFER. The Merger Agreement provides that Purchaser will commence the Offer, and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14, Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that Purchaser has the right to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer, provided that, no change or waiver may be made that, without the prior written consent of the Company, (i) waives the Minimum Condition, (ii) changes the form of consideration to be paid, (iii) decreases the price per Share or the number of Shares sought in the Offer, (iv) imposes any additional conditions to the Offer, or (v) is otherwise adverse to the holders of the Shares. Notwithstanding the foregoing, without the consent of the Company, Purchaser has the right to extend the Offer (i) from time to time if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or any period required by applicable law, (iii) for a period of not more than 10 business days in order to finalize Purchaser's financing arrangements for the purchase of Shares pursuant to the Offer and the Merger, (iv) during the pendency of a Market Disruption (as defined in the Merger Agreement) until December 31, 1999, or (v) on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i), (ii),
(iii) or (iv) of this sentence if,
on such expiration date there shall not have been tendered at least 90% of the outstanding Shares. If all of the conditions to the Offer described in Section 14 have not been satisfied or waived on any scheduled Expiration Date of the Offer, Purchaser is required to extend the Offer from time to time until such conditions are satisfied or waived, provided that Purchaser shall not be required to extend the Offer beyond December 31, 1999; and provided further, that Purchaser shall not be obligated to extend the Offer beyond October 29, 1999 in the event the Minimum Condition or any of the conditions to the Offer described in paragraphs (c) and (h) of Section 14 have not been satisfied or waived on or before such date.

     RECOMMENDATION. The Company has represented to Parent in the Merger Agreement that the Company's Board of Directors, at a meeting duly called and held, has (i) determined that the Offer and the Merger are fair to and in the best interests of the Company's stockholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement in accordance with Delaware law, (iii) except as otherwise provided in the Merger Agreement, resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the Company's stockholders,
(iv) taken all action necessary to render Section 203 of the GCL inapplicable to the Merger Agreement, the Offer and the Merger and (v) taken all action necessary to render the Rights inapplicable to the Merger Agreement, the Offer and the Merger. The Company's Board of Directors' recommendation and approval of the Merger Agreement, the Offer and the Merger may be withdrawn, modified or amended to the extent that (i) the Company has complied with all the provisions in the Merger Agreement regarding solicitation as described below in "No Solicitation," (ii) a Superior Proposal, as defined below in "No Solicitation," is pending at the time the Board of Directors of the Company determines to take any such action, and (iii) the Company's Board of Directors determines in good faith by a majority vote, on the basis of the advice of its outside legal counsel, that, consistent with its fiduciary duties, under applicable law, it must take such action. The Company has further represented that, prior to the execution of the Merger Agreement, the Financial Advisor delivered to the Company's Board of Directors its written opinion to the effect that, as of the date of the Merger Agreement, the consideration to be received by the holders of the Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

     DIRECTORS. The Merger Agreement provides that effective upon the purchase pursuant to the Offer of a number of Shares that satisfies the Minimum Condition, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent (including Shares accepted for payment) bears to the total number of Shares outstanding; and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such time, if requested by Parent, the Company will also use its best efforts to cause individual directors designated by Parent to constitute the same percentage (rounded up to the next whole number) as such individuals represent on the Company's Board of Directors of (i) each committee of the Company's Board of Directors other than any committee of the Board of Directors established to take action under the Merger Agreement and (ii) each Board of Directors of each subsidiary of the Company (and each committee thereof). Notwithstanding the foregoing, the Company shall use its reasonable best efforts to ensure that at least one member of the Board of Directors as of the date of the Merger Agreement who is not an employee of the Company shall remain a member of the Board of Directors until the Effective Time.

     THE MERGER. The Merger Agreement provides that, at the Effective Time, Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation. Parent and Purchaser may, however, with the consent of the Company, which consent shall not be unreasonably withheld, restructure the Merger in the form of a forward subsidiary merger of the Company into Purchaser, with Purchaser being the surviving corporation, as a merger of the Company into Parent, with Parent being the surviving corporation, or as a series of mergers involving the Company and one or more of Parent's affiliates. In such event, the Merger Agreement shall be deemed appropriately modified to reflect such form of merger.

     The Company has agreed pursuant to the Merger Agreement that, if required by applicable law in order to consummate the Merger, it will (i) convene a special meeting of its stockholders as soon as practicable following the consummation of the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger unless Delaware law does not require a vote of stockholders of the Company for consummation of the Merger; (ii) promptly prepare and file with the Commission, use its best efforts to have cleared by the Commission and thereafter mail to its stockholders as promptly as practicable a preliminary proxy statement relating to the Merger (the "Company Proxy Statement") and all other proxy materials for such meeting, (iii) use its best efforts to obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated by the Merger Agreement and (iv) otherwise comply with all legal requirements applicable to such meeting. The Company shall give Parent and its counsel the opportunity to review the Company Proxy Statement and all responses to requests for additional information by and replies to comments of the Commission before their being filed with, or sent to, the Commission.

     CHARTER, BY-LAWS, DIRECTORS AND OFFICERS. The certificate of incorporation of Purchaser in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, provided that, at the Effective Time, Article First of such certificate of incorporation shall be amended to read as follows: "The name of the corporation is Collagen Aesthetics, Inc." The bylaws of Purchaser in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

     CONVERSION OF SECURITIES. By virtue of the Merger and without any action on the part of the holders thereof, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by Parent or any wholly-owned subsidiary of Parent, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, will be canceled and will cease to exist with no payment being made with respect thereto and (ii) Dissenting Shares) will be canceled and retired and will be converted into the right to receive the Merger Consideration, upon surrender of the certificate formerly representing such Share. At the Effective Time, each share of common stock of Purchaser, par value $.01 per share, issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     The Merger Agreement provides that, prior to the consummation of the Offer, the Board of Directors of the Company will take all other actions (including, if appropriate, amending the terms of any option plan or arrangement or obtaining all necessary consents or releases from optionees or otherwise) that are necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options (the "Options") granted under any other option plan or similar plan or agreement of the Company (collectively referred to herein as the "Stock Option Plans"). Such cancellation will occur without any payment therefor except as otherwise discussed in this Section 11. At the Effective Time, each Option outstanding under any Stock Option Plan, whether vested or not vested (the "Compensation Options"), shall be changed into an amount in cash in respect of each Share subject to such Option equal to the Merger Consideration less the purchase price thereof pursuant to the Stock Option Plan and the applicable stock option agreements, to the extent such number is a positive number (the "Option Amount"). Upon receipt by any Option holder of the Option Amount, each Compensation Option held by such holder shall be canceled and the surrender of a Compensation Option to the Company in exchange for the Option Amount shall be deemed a release of any and all rights such holder had or may have had in respect of such Compensation Option. Except as otherwise agreed to by the parties in the Merger Agreement: (i) each Stock Option Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company, or any subsidiary thereof, shall be canceled as of the Effective Time; and (ii) no participant in any Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof and that the Company will terminate all such plans as of the Effective Time.

     As of the Effective Time, no new offering period shall commence under the Company's 1998 Employee Stock Purchase Plan (the "ESPP") and the ESPP shall be terminated. In addition, no person who was not a current employee on the offering date with respect to the current offering period, as those terms are used in the ESPP, shall be entitled to purchase shares under the ESPP. The Company shall pay each participant in any current offering period under such plan in cash at the Effective Time, in cancellation of all rights under such plan, an amount determined by multiplying (i) the Merger Consideration by (ii) the number of Shares such participant could have purchased under the ESPP based on his or her account balance under such plan immediately prior to the Effective Time (treating, for such purpose, the option price per Share as equal to the lesser of 85% of the fair market value of a Share on the offering date with respect to such offering period and 85% of the Merger Consideration). Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP or obtaining participant consents) that are necessary to provide for the termination of the ESPP.

     REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to the Parent with respect to, among other matters, its organization and qualification, authority, consents and approvals, capitalization, public filings, financial statements, the absence of certain changes, no undisclosed material liabilities, litigation, environmental matters, tax matters, employee benefit matters, termination benefits, patents and other proprietary rights, Year 2000 matters, products liability insurance, the Rights Agreement, Section 203 of the GCL, finders' fees, the opinion of its financial advisor and transaction expenses. Parent has made customary representations and warranties to the Company with respect to, among other matters, its organization, authority, consents and approvals, finders' fees and financing.

     COVENANTS. The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement until the Effective Time, to conduct their operations only in the ordinary course of business consistent with past practice and use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of the Company prior to the Effective Time, which provide that the Company will not (and will not permit any of its subsidiaries to) take certain actions, including, among other things, amendments to its certificate of incorporation or by-laws, mergers or consolidations, material acquisitions or dispositions, increases in compensation or adoption of new benefit plans, dividends and other distributions, entrance into any material commitment or transaction, issuances or sales of its securities, entrance into or assumption of certain additional indebtedness, and certain other material events or transactions.

     NO SOLICITATION. The Merger Agreement provides that the Company will not, and will cause its subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of the Company and its subsidiaries not to, directly or indirectly, except as otherwise provided in the Merger Agreement, (i) take any action to solicit, initiate, facilitate or encourage the submission of any inquiry, offer or proposal regarding any of the following events involving the Company or any of its subsidiaries: (w) any merger, consolidation, share exchange, share purchase, recapitalization, business combination or other similar transaction,
(x) any sale, lease, exchange, transfer or other disposition of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions, (y) any tender offer or exchange offer for 20 percent or more of the outstanding Shares or the filing of a registration statement under the Securities Act of 1933 in connection therewith, or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (an "Acquisition Proposal"); (ii) engage in substantive discussions or negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person who the Company has reason to believe may be considering making, or has made, an Acquisition Proposal; or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company. The Company will notify Parent promptly after receipt by the Company (or any of its advisors) of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person who the Company has reason to believe may be considering making, or has made, an Acquisition Proposal. The Company shall, and shall cause its subsidiaries and the directors, employees and other agents of the Company and its subsidiaries to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any persons conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal. Nothing, however, shall prevent the Board of Directors of the Company from complying with Rule 14d-9 or Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal.

     Notwithstanding the foregoing, the Company may negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any person who delivers a written Acquisition Proposal if (i) two (2) business days prior to furnishing such information to, or entering into substantive discussions or negotiations with, such person, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into substantive discussions or negotiations with, such person, which notice shall identify such person in reasonable detail, (ii) the Company keeps Parent reasonably informed of the status of any such discussions or negotiations, (iii) the Board of Directors of the Company determines in good faith by a majority vote, on the basis of advice from its outside legal counsel, that, consistent with its fiduciary duties under applicable law, it must take such action, (iv) such person executes a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, (v) such Acquisition Proposal is reasonably expected to be all cash and is not explicitly subject to any financing contingency, and that in the event that such Acquisition Proposal is in the form of a tender offer or exchange offer, such tender offer or exchange offer is for 50% or more of the outstanding Shares and
(vi) the Board of Directors of the Company has concluded in good faith that the person making such Acquisition Proposal is reasonably expected to have adequate sources of financing to consummate such Acquisition Proposal and is reasonably expected not to encounter significant regulatory obstacles to consummating the transactions on a timely basis. A Superior Proposal is any bona fide, unsolicited written Acquisition Proposal on terms that the Board of Directors of the Company determines in good faith by a majority vote is more favorable and provides greater value to all the Company's stockholders than is provided under the Merger Agreement, which decision takes into account the advice of a financial advisor of nationally recognized reputation (a copy of which shall be provided promptly to Parent) and all the terms and conditions of the Acquisition Proposal, including, any break-up fees, expense reimbursement provisions and conditions to closing.

     Parent will not disclose any information received from the Company pursuant to this provision of the Merger Agreement to any other person, except for disclosures to Parent's financial, legal and other advisors or persons considering providing financing to Parent in connection with the transactions contemplated by the Merger Agreement, and except for such disclosures required in order that Parent not be in violation of or default under any applicable law, regulation or governmental order. Nothing in this provision of the Merger Agreement (x) permits the Company to terminate the Merger Agreement (except as described in "Termination" below), (y) permits the Company to enter into any written agreement with respect to an Acquisition Proposal for so long as the Merger Agreement remains in effect (it being agreed that for so long as the Merger Agreement remains in effect, the Company shall not enter into any written agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement under the circumstances described above)), or (z) affect any other obligation of the Company under the Merger Agreement.

     The Board of Directors of the Company shall be permitted to withdraw, or modify in a manner adverse to Parent, its recommendation to its stockholders, but only if (i) the Company has complied with the terms in the Merger Agreement regarding solicitation of an Acquisition Proposal as described herein, (ii) a Superior Proposal satisfying the conditions of clauses (v) and (vi) in the above paragraph is pending at the time the Board of Directors of the Company determines to take any such action, and (iii) the Board of Directors determines in good faith by a majority vote, on the basis of advice from its outside legal counsel, that, consistent with its fiduciary duties under applicable law, it must take such action.

     ACCESS TO INFORMATION. The Merger Agreement provides that, until the Effective Time and subject to applicable law and the Confidentiality Agreement, the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and its subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its subsidiaries to cooperate with Parent in its investigation of the Company and its subsidiaries. Any investigation, however, shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its subsidiaries. No information or knowledge obtained by Parent in any investigation shall affect or be deemed to modify any representation or warranty made by the Company in the Merger Agreement. Notwithstanding the foregoing, the Company shall not be required to permit any inspection or to disclose any information, which in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party for such inspection or disclosure.

     EFFORTS. Subject to the terms and conditions provided in the Merger Agreement, the Company and Parent will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the transaction contemplated by the Merger Agreement, including to (i) obtain all consents, approvals or actions of, make all filings with and give all notices to, any governmental or regulatory authorizes or any other public or private third parties required of Parent, the Company or any of their subsidiaries to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and (ii) provide any information and communications to such other third parties as any such other third party may reasonably request in connection therewith. In furtherance and not in limitation of the foregoing, each of Parent and Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement as promptly as practicable and in any event within ten business days of the date of the Merger Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     PUBLIC ANNOUNCEMENTS. The Merger Agreement provides that the Company and Parent will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement and except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any public statement prior to consultation.

     MERGER WITHOUT MEETING OF STOCKHOLDERS. Pursuant to the Merger Agreement, if Parent, Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares pursuant to the Offer, the parties have agreed, subject to satisfaction or (to the extent permitted under the Merger Agreement) waiver of all conditions to the Merger, to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer without a meeting of stockholders of the Company in accordance with Delaware law.

     CERTAIN FILINGS. Pursuant to the Merger Agreement, the Company and Parent have agreed to cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (c) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

     INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Pursuant to the Merger Agreement, Parent has agreed to indemnify and hold harmless, the present and former officers and directors of the Company (each, an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof for a period of six years from the Effective Time, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The Parent has also agreed to cause the Surviving Corporation to use commercially reasonable efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, for a period of six years from the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately $120,000 per year in the aggregate).

     PRODUCTS LIABILITY INSURANCE. Pursuant to the Merger Agreement, Parent has agreed to cause the Surviving Corporation to use commercially reasonable efforts to maintain in force products liability insurance in respect of claims made with respect to events occurring prior to the Effective Time on terms with respect to coverage and amount no less favorable than certain Company liability policies set forth in a schedule attached to the Merger Agreement.

     EMPLOYEE MATTERS. Following the Effective Time, Parent has agreed to cause employees of the Company ("Company Employees") to be covered under employee benefit plans that are substantially comparable, in the aggregate, to the employee benefit plans of the Company under which such Company Employees were covered immediately prior to Effective Time. Notwithstanding anything to the contrary contained in the previous sentence, Parent will not be obligated to provide benefits to the Company Employees that are more favorable than the employee benefit plans under which employees of Parent or any of its subsidiaries are covered. Parent has agreed to cause service with the Company to be recognized as service for purposes of all employee benefit and compensation plans and arrangements applicable to Company Employees after the Effective Time, to the extent such service was credited under comparable plans and arrangements of the Company prior to the Effective Time. Service with the Company, however, is not required to be taken into account for purposes of benefit accrual under any defined benefit retirement or retiree medical plan. Parent is not required to continue any particular Company employee benefit plan or to provide for the continued employment of any Company Employees. Persons employed by the Company immediately prior to the Effective Time shall be eligible to participate in the employment severance programs provided by Parent or the Surviving Corporation from time to time, and such persons will receive credit under such programs for services with the Company prior to the Effective Time. In the absence of a formal severance policy, such person will receive severance benefits comparable to those provided by Parent in its prior restructuring practices.

     Prior to acceptance for payment by Purchaser of Shares pursuant to the Offer, Purchaser and Parent shall enter into agreements with the seven Company employees listed on a schedule attached to the Merger Agreement providing for
(i) termination of employment on the date the Effective Time occurs (the "Closing Date"), payment of lump sum severance in accordance with existing employment or change of control agreements and engagement as a consultant from the Closing Date through the date which is six months after the Closing Date, during which time such person's compensation and benefits shall continue at the same level as before the Closing Date, and (ii) payment of 1,000 shares of Parent stock as a bonus upon completion of such six month period.

     Following acceptance for payment by Purchaser of Shares pursuant to the Offer, Parent will grant Company employees who are currently at the director level or above who continue to be employees of the Company, Parent or an affiliate of Parent, stock options according to its current stock option matrix with an exercise price equal to Parent's stock price on the day prior to the announcement of the transactions contemplated by the Merger Agreement, or will provide an equivalent long term benefit to such employees. On the first anniversary of the Closing Date, Parent will pay bonuses in the amounts and to certain persons listed on a schedule attached to the Merger Agreement, to the extent such persons are still employed by any affiliate of Parent on such date.

     NOTIFICATION OF CERTAIN EVENTS. The Company has agreed promptly to notify Parent of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Merger Agreement, (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries that, if pending on the date of the Merger Agreement, would have been required to have been disclosed pursuant to the Merger Agreement, as the case may be, or that relate to the consummation of the transactions contemplated by the Merger Agreement, and (iv) any notice or other communication from any person, including without limitation any claim or threatened claim, or other event or development with respect to the business of LipoMatrix, Inc. (a former subsidiary of the Company).

     RIGHTS AGREEMENT. Except to the extent required by applicable law or to the extent that the Board of Directors of the Company, determines in good faith that such action is required for the Company's Board of Directors to comply with its fiduciary duties imposed by law, prior to the Effective Time, without the prior written consent of Parent, the Company has agreed not to take any action with respect to, or make any determination under, or amend the Company Rights Agreement, including a redemption of the Rights that would adversely affect the Merger.

     THIRD PARTY STANDSTILL AGREEMENTS. The Merger Agreement provides that during the period from the date of the Merger Agreement through the Effective Time, neither the Company nor any of its subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company must enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

     FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     CONDITIONS TO CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the obligations of the Company, Parent and Purchaser to consummate the Merger are subject to satisfaction of the following conditions: (i) if required by Delaware law, the Merger Agreement and the Merger shall have been approved and adopted by the stockholders of the Company in accordance with such law; (ii) any applicable waiting period under the HSR Act relating to the transactions contemplated by the Merger Agreement shall have expired or been terminated; (iii) no provision of any applicable law or regulation of the United States (or any U.S. state) and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and (iv) Purchaser shall have purchased Shares pursuant to the Offer.

     TERMINATION. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

          (a) by mutual written agreement of the Company and Parent;

          (b) by either the Company or Parent, if: (i) the Offer has not been consummated on or before December 31, 1999, provided that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Offer to be consummated by such time; (ii) there shall be any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the

     Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Purchaser from accepting for payment of, and paying for, the Shares pursuant to the Offer or Company or Parent from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable, (iii) there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in the Merger Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or (iv) the Offer shall have terminated or expired in accordance with its terms without Purchaser having accepted for payment and paid for any Shares pursuant to the Offer; provided, however, that Parent may not terminate the Merger Agreement pursuant to this provision if Purchaser's termination of, or failure to accept for payment or pay for any Shares tendered pursuant to, the Offer does not follow the occurrence, or failure to occur, as the case may be, of any condition to the Offer as described below in Section 14 (which occurrence or failure is continuing) or is otherwise in breach of the terms of the Offer or the Merger Agreement;

          (c) by Parent, if, prior to the acceptance for payment of the Shares under the Offer, (i) any person or group shall have entered into a definitive agreement or an agreement in principle with the Company, regarding an Acquisition Proposal; (ii) the Board of Directors of the Company shall have withdrawn, or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, shall have recommended, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to an Acquisition Proposal or shall have failed to publicly affirm its approval or recommendation of the Merger Agreement, the Offer and the Merger within ten
     (10) business days following a public announcement of an Acquisition Proposal from a third party (or shall have resolved to do any of the foregoing); or (iii) the Company shall have amended, taken any action with respect to or made any determination under, the Company Rights Agreement which could reasonably be expected to be adverse to Parent, the Surviving Corporation or any of their respective subsidiaries or on the ability of the Company, Parent or Purchaser to consummate the transactions contemplated by the Merger Agreement; or

          (d) by the Company, if prior to the purchase of any Shares pursuant to the Offer, and subject to compliance with the provisions in the Merger Agreement regarding solicitation as described above in "No Solicitation," the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger Agreement or the Merger and shall have recommended a Superior Proposal satisfying the conditions described above in clauses (v) and (vi) of the second paragraph in "No Solicitation"; provided that prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent to make such adjustment in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated by the Merger Agreement on such adjusted terms; and provided, further, that the Company's ability to terminate the Merger Agreement pursuant to this paragraph is conditioned upon the prior payment by the Company to Parent of any amounts owed by it under the Merger Agreement as described below in paragraph (b) of "Fees and Expenses."

Other than with respect to paragraph (a) above, any party desiring to terminate the Merger Agreement shall give notice of such termination to the other party.

     FEES AND EXPENSES.  The Merger Agreement provides that:

          (a) In the event that the Merger Agreement is terminated pursuant to the provisions described above in "Termination," the Merger Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party thereto except as described in paragraph (b) below, provided that, if such termination shall result from (a) the willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (b) the willful failure of either party to perform a covenant hereof or (c) a material breach by either party of any representation or warranty or agreement

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

     contained therein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach.

          (b) In the event that (i) the Merger Agreement is terminated by the Company pursuant to paragraph (d) of "Termination" as described above or by Parent pursuant to paragraph (c) of "Termination" as described above or
     (ii) any person shall have made an Acquisition Proposal and thereafter the Merger Agreement is terminated by Parent pursuant to subparagraphs (b)(i),
     (iii) or (iv) of "Termination" as described above (other than as a result of the failure of any of the conditions in paragraphs (a), (b) and (i) of
     Section 14 to be satisfied) and any person and the Company enter into a definitive agreement with respect to an Acquisition Proposal within one year of such termination at a price per Share in excess of the Merger Consideration, then the Company shall pay to Parent, by wire transfer of same day funds, within two (2) business days after such amount becomes due,
     (x) a termination fee of $7,000,000 and (y) an amount, up to $2,500,000, equal to all documented out-of-pocket expenses and fees actually paid or payable by Parent and Purchaser (including, without limitation, the expenses and fees of Hambrecht & Quist LLC, Cerberus Capital Management, L.P. and U.S. Bancorp Libra) and not refundable.

          (c) In the event that the Merger Agreement is terminated by the Company or Parent pursuant to subparagraph (b)(i) of "Termination" as described above due solely to the failure of Parent and Purchaser to obtain the funds necessary to purchase all Shares outstanding in the Offer and Merger (determined without reference to whether the Minimum Condition has been satisfied) at the time when all of the conditions described below in
     Section 14 (other than the Minimum Condition) have been satisfied, then Parent shall pay to the Company, by wire transfer of same day funds, within two (2) business days after such amount becomes due, a termination fee of $5,000,000. The amount payable pursuant to this provision constitutes liquidated damages and not a penalty, and assuming such amount is actually paid when due, is the sole and exclusive remedy of the Company with respect to events giving rise to an obligation to make such payment, and the Company shall not be entitled to any direct or indirect damages, including without limitation any incidental, special, exemplary or consequential damages, in connection with any such event if such amount is paid when due.

     AMENDMENT; NO WAIVERS. Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of the Merger Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. These rights and remedies are cumulative and not exclusive of any rights or remedies provided by law.

  (C) Appraisal Rights.

     No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of the Company who have not tendered their Shares will have certain rights under the GCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the GCL ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In WEINBERGER v. UOP, INC., the
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

Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The WEINBERGER court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment of exception of the merger." In CEDE & CO. v. TECHNICOLOR, INC., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the fair value determined in any appraisal proceeding could be more or less than the consideration to be paid in the Offer and the Merger.

     Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the price paid in the Merger. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including the Financial Advisor's opinion described herein) are not necessarily opinions as to "fair value" under Section 262.

     THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE GCL.

  (D) Plans for the Company.

     During the pendency of this Offer, and possibly for several months thereafter, Parent intends to study the most appropriate means of transitioning and integrating the Company's business with its own. Depending on the outcome of that study, Parent will take such actions as are deemed necessary to change the Company's management reporting structure and the level of overhead expenses needed to support the business. Promptly following the consummation of this Offer, Parent intends to elect at least a majority of the Board of Directors of the Company in accordance with the terms of the Merger Agreement. See Section 11(B) "The Merger Agreement -- Directors." Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in any material change in the Company's capitalization or dividend policy or the composition of the Company's Board of Directors or management.

  (E) The Rights.

     According to the Company's Current Report on Form 8-A, dated November 29, 1994 (together with Amendment No. 1 to the Company's Current Report on Form 8-A, dated August 2, 1999, the "Company 8-A"), on November 28, 1994, the Company declared a dividend distribution of one Right for each outstanding Share of the Company. The dividend entitles the registered holder to purchase from the Company one one-thousandth of a share of a Series A Participating Preferred Stock, par value $0.01 per share, of the Company (the "Preferred Stock") at an exercise price of $110 per one one-thousandth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment.

     The Rights Agreement provides that the Rights will become exercisable upon the earlier of: (i) the close of business on the tenth day (or such later date as may be determined by a majority of the Board of Directors, excluding directors affiliated with the Acquiring Person, as defined below (the "Continuing Directors")) following a public announcement that a person or group affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Shares (an "Acquiring Person") or (ii) the close of business on the tenth day (or such later date as may be determined by a majority of the Continuing Directors) following the commencement of a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Shares. The earlier of such dates is referred to as the "Distribution Date."

     Following the Distribution Date, and until the occurrence of one of the subsequent events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of $110 (the "Purchase Price") per Right, one one-thousandth of a Preferred Share. Once an Acquiring Person has become such and
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

prior to the Acquiring Person beneficially owning 50% or more of the outstanding Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person or its affiliates), in whole or in part, at an exchange ratio of one Share per Right (subject to adjustment).

     Unless the Rights are earlier redeemed or exchanged, in the event that an Acquiring Person becomes such, other than pursuant to a tender offer which is made for all of the outstanding Shares and approved by a majority of the Continuing Directors after determining that the offer is both adequate and otherwise in the best interests of the Company and its stockholders (a "Permitted Offer"), proper provision will be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise of a Right, a number of Shares having a then current value equal to two times the Purchase Price. In the event that the Company does not have a sufficient number of Shares available, or the Board of Directors of the Company decides that such action is necessary or appropriate and not contrary to the interests of Rights holders, the Company may, among other things, instead substitute cash, assets or other securities for the Shares into which the Rights would have otherwise been exercisable.

     Similarly, in the event that, after the 10th day following the date of public announcement that an Acquiring Person has become such or such later date as may be determined by a majority of the Continuing Directors and publicly announced by the Company, (i) the Company consolidates with or merges into another entity, (ii) another entity consolidates with or merges into the Company or (iii) the Company sells or otherwise transfers 50% or more of its consolidated assets or earning power, proper provision must be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a then current value equal to two times the Purchase Price (unless the shares are acquired pursuant to a Permitted Offer).

     The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Company 8-A and the text of the Rights Agreement as set forth as an exhibit to the Company 8-A which was filed with the Commission, copies of which may be obtained in the manner set forth in Section 8. Pursuant to the Merger Agreement, the Company has taken all actions necessary to make the Rights inapplicable to the Offer and the Merger.

     STOCKHOLDERS ARE REQUIRED TO TENDER ONE ASSOCIATED RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE. IF THE DISTRIBUTION DATE (AS DEFINED IN THE RIGHTS AGREEMENT) DOES NOT OCCUR PRIOR TO THE EXPIRATION DATE, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS. SEE SECTIONS 1 AND 3.

12. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by Purchaser to purchase all Shares and to cancel all of the Options pursuant to the Offer and the Merger and to pay related fees and expenses is expected to be in an aggregate amount of approximately $150 million.

     BRIDGE FACILITY AND USE OF PROCEEDS. Parent expects to obtain financing to fund the Offer, the Merger and the related fees and expenses through Parent's issuance of senior secured bridge notes in an aggregate principal amount of $155,000,000 (the "Bridge Loan"). Pursuant to the Commitment Letter, dated July 23, 1999, from Cerberus Capital Management, L.P. to Parent together with the Amendment to the Commitment Letter, dated July 30, 1999, from Parent and acknowledged and confirmed by Cerberus Capital Management, L.P. (the "Commitment Letter"), Cerberus Capital Management, L.P., or one or more of its affiliates (the "Lender"), has agreed to purchase from Parent the Bridge Loan, subject in all respects to the satisfaction of each of the terms and conditions contained in the Commitment Letter and the Outline of the Proposed Terms and Conditions attached thereto (the "Term Sheet"). The Lender and Parent agreed that if other investors or lenders reasonable acceptable to the Lender agree to purchase the Bridge Loan in an aggregate principal amount of up to $80,000,000, Parent or the Lender would have the right to reduce, on a dollar-for-dollar basis, the aggregate principal amount of the Bridge Loan committed to be purchased by the Lender to an amount
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

not less than $75,000,000. U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc., the arranger of the loan, has arranged for $80,000,000 of the Bridge Loan to be made by the following financial institutions or funds managed by same: TCW Leveraged Income Trust, L.P., TCW Leveraged Income Trust II, L.P., William E. Simon & Sons Special Situation Partners, L.P., Continental Casualty Company, Goldman Sachs Credit Partners, U.S. Bancorp Investments, Inc., Foothill Partners III, L.P. and MacKay-Shields Financial Corporation.

     COLLATERAL AND SECURITY. The Bridge Loan will be secured by perfected first priority liens on, and security interests in, (i) substantially all of the assets of Parent, (ii) substantially all of the stock and assets of Parent's U.S. subsidiaries, (iii) 65% of the outstanding capital stock of Parent's foreign subsidiaries, (iv) prior to the consummation of the Merger, all of the shares of stock of the Company purchased by Parent or its subsidiary, whether in the Offer or otherwise, (v) prior to the consummation of the Merger, the contents of the Escrow Account (as defined below), and (vi) upon and following consummation of the Merger, all of such shares of stock and all of the assets of the Company and its subsidiaries, or the stock and assets of the surviving entity.

     GUARANTEE. The Bridge Loan will be guaranteed on a senior basis by (i) prior to consummation of the Merger, all of the Parent's material direct and indirect U.S. subsidiaries, and (ii) upon and following consummation of the Merger, all of such material U.S. subsidiaries and the Surviving Corporation and its material U.S. subsidiaries. Such guarantees will be collateralized to the extent provided under "Collateral and Security" as described above.

     USE OF PROCEEDS. The proceeds of the Bridge Loan will be used only (i) to finance the purchase price of Shares purchased pursuant to the Offer, at a price not in excess of $16.25 per share, (ii) in the event that the Bridge Loan remaining outstanding upon consummation of the Merger is converted into the right to receive cash in an amount equal to the price per share paid in the Offer, to finance such cash price, (iii) to fund the Escrow Account as defined below, and (iv) to pay transaction-related fees and expenses.

     INTEREST RATE. The Bridge Loan will bear interest at a margin (the "Margin") of 600 basis points over 30-day London Interbank Offered Rate ("LIBOR"). The Margin will increase every three months by 100 basis points. Interest will be payable monthly in cash in arrears. The default rate will be the applicable interest rate plus 200 basis points per annum.

     FEES. Parent paid (a) an initial commitment fee of $775,000.00, which is non-refundable, and (b) a fee equal to 1.0% of the maximum principal amount of the Bridge Loan ($1,550,000.00), to the Lender upon the execution and delivery of the Merger Agreement. The 1.0% commitment fee is refundable by the Lender only in the event that the Lender does not fund the Bridge Loan due to a material adverse change in the credit markets generally, or in the market for high yield securities generally, or in the market for outstanding equity securities of Parent. Parent has also agreed to pay a non-refundable fee of 1.375% of the principal amount of any Rollover Securities (as defined below).

     In addition, Parent (a) has paid a fee equal to 0.5% of the maximum principal amount of the Bridge Loan ($775,000.00), which is refundable to the same extent as the 1% commitment fee described above to U.S. Bancorp Libra upon the execution and delivery of the Merger Agreement; (b) has agreed to pay a fee equal to 0.5% of the principal amount actually funded by the Lender under the Bridge Loan, due and payable in cash to U.S. Bancorp Libra at the time of funding of the Bridge Loan; and (c) has agreed to pay a fee equal to 1.5% of the principal amount of any Rollover Securities issued, payable in cash to U.S. Bancorp Libra at the time of issuance of such Rollover Securities. The 0.5% fee set forth in clause (a) of the immediately preceding sentence is refundable only in the event that the Lender does not fund the Bridge Loan due to a material adverse change in the credit markets generally, or in the market for high yield securities generally, or in the market for outstanding equity securities of Parent.

     MATURITY. The Bridge Loan will become due and payable nine (9) months from the initial funding date.

     AVAILABILITY; ESCROW ACCOUNT. The Bridge Loan will be available for one draw at the closing of the Offer. In the event that Parent or any of its subsidiaries purchases less than all of the outstanding Shares in the Offer, any excess of (a) the gross proceeds to Parent of the Bridge Loan, minus (b) the amount needed to fund the uses contemplated by clauses (i) and (iv) under "Use of Proceeds" above, will be placed in an escrow account (the "Escrow Account") maintained with a commercial bank reasonably acceptable to the Lender under an escrow agreement having customary terms, and which provides the Lender with a first priority perfected security interest therein. The cash contained in the Escrow Account shall be released to Parent only concurrently with the consummation of the Merger and shall be used only to fund the cash payable to stockholders of the Company upon such consummation and transaction-related fees and expenses; provided, however, that if Parent's planned issuance of senior unsecured debt securities (the "Take-out Notes") is consummated upon or prior to the consummation of the Merger, then the cash contained in the Escrow Account shall be released to the Lender and applied as repayment of the Bridge Loan. In the event that the Merger is not consummated within nine (9) months following funding of the Bridge Loan, then the cash contained in the Escrow Account shall be released to the Lender.

     MANDATORY PREPAYMENT; COMMITMENT REDUCTIONS. The Bridge Loan must be repaid, at par plus accrued interest, from proceeds of the Take-out Notes. The Bridge Loan outstandings will also be mandatorily reduced and prepaid (subject to exceptions to be mutually agreed upon), at par plus accrued interest, by net proceeds from asset sales, certain issuances of debt, equity issues and/or capital contributions.

     OPTIONAL PREPAYMENTS. Optional prepayment of the Bridge Loan is permitted at any time at the option of Parent, at par plus accrued interest, subject to LIBOR breakage and/or redeployment costs.

     EXPIRATION DATE. The obligation of the Lender to fund the Bridge Loan will expire upon the earliest of (i) termination of the Merger Agreement, (ii) the issuance of the Take-out Notes or (iii) October 29, 1999.

     EXCHANGE FEATURE; ROLLOVER SECURITIES. Upon maturity (the "Rollover Date"), and in the event that no other suitable financing is arranged, each Lender shall exchange its Bridge Loan for new securities (the "Rollover Securities") having the terms described below, provided that the following conditions are met: (i) no event of default as described below in "Events of Default" under the Bridge Loan shall have occurred and be continuing; (ii) no event or condition that, with the giving of notice or the passage of time or both, would become an event of default (a "Default") under the Bridge Loan shall have occurred and be continuing, provided that if such a default has occurred but the applicable grace period has not expired, the Rollover Date shall be deferred until the earlier to occur of (A) the cure of such default or (B) the expiration of such grace period, which shall not exceed thirty (30) days; (iii) all fees and expenses due to Lender as of such date shall have been paid in full and in cash; and (iv) Parent's EBITDA for the trailing four quarters shall not be less than $35,000,000.

     TERMS OF ROLLOVER SECURITIES. The Rollover Securities, if issued, will mature seven (7) years after issuance and will bear interest, payable semiannually in arrears, at 15% per annum. Of such interest, 12% per annum will be payable in cash, and the remaining 3% per annum will be payable through the issuance of additional Rollover Securities. The Rollover Securities will be senior secured notes and will be guaranteed on a senior secured basis by all of Parent's material U.S. subsidiaries, including, following consummation of the Merger, the Surviving Corporation. The security collateralizing the Rollover Securities will be substantially the same as the security collateralizing the Bridge Loan. Upon sale of Rollover Securities to third parties not affiliated with Cerberus Capital Management, L.P., such transferred Rollover Securities shall become non-callable until the fourth anniversary of issuance, and thereafter will be redeemable at the option of the Parent at premiums customary for high yield debt securities. Rollover Securities owned by Cerberus Capital Management, L.P. or its affiliates shall remain callable at the option of Parent without premium or penalty. The Rollover Securities will have covenants and other terms substantially similar to and customary for high-yield debt securities, including without limitation a debt incurrence covenant that prohibits Parent and its subsidiaries from incurring more than $25 million of secured debt (including sale-leasebacks) and that contains customary limitations on other debt incurrence and assumption. The Rollover Securities will allow for sharing of collateral, and be subordinate to such permitted secured debt, subject to a customary intercreditor agreement reasonably satisfactory to the Lender.

     TERMS OF ROLLOVER SECURITIES-WARRANTS. Upon funding of the Bridge Loan, Parent will issue and deliver to the escrow agent to hold in the Escrow Account warrants (the "Warrants") representing in the aggregate the right to acquire 10.0% of the fully-diluted common stock of Parent (calculated after giving affect to the exercise of such Warrants and all other outstanding warrants, options and other equity equivalents). The Warrants will expire five years after issuance. Each Warrant will be exercisable for cash at an exercise price equal to the average closing price of the common stock of Parent for the ten trading days preceding such issuance. The Warrants will be released from escrow (a) to the Lender upon original maturity of the Bridge Loan, if the Bridge Loan, or any portion of the principal or interest thereof, remains outstanding after the original maturity date, whether or not the Rollover Securities are thereupon issued in exchange for the Bridge Loan, or (b) otherwise, to Parent for cancellation. Holders of the shares of common stock issuable upon exercise of the Warrants shall be entitled to the benefits of a registration rights agreement in customary form that provides for one demand registration and unlimited "piggyback" registrations, subject to standard cutbacks and "blackout" periods.

     CONDITIONS. The Commitment Letter and Term Sheet contain certain customary conditions precedent, including, without limitation, the following: the preparation of definitive financing documentation by September 30, 1999; the absence of a material adverse effect upon the results of operations, properties, operations, financial condition or prospects of Parent or the Company since March 31, 1999, except for the non-cash adjustment to the provision for discontinued operations of LipoMatrix, Inc. and its breast implant business, not to exceed $11.5 million; the preparation of definitive documents relating to the Merger; the payment of fees in accordance with the Commitment Letter and Term Sheet; the accuracy of all representations and warranties in all material respects; the delivery of customary legal opinions, solvency opinions and certificates in connection with the issuance of the Bridge Loan, the Offer and the Merger; the maintenance of the full force and effect of the agreement providing for the Offer and the Merger without any amendment or modification thereof adverse in any material respect to the Lender; the absence of any withdrawal or modification by the Company's Board of Directors, in any material respect, of its recommendation that its stockholders tender their Shares pursuant to the Offer and vote in favor of the Merger; the tender of a majority of the outstanding Shares of the Company (including all shares issuable upon the exercise of options, warrants and other equity equivalents) and the purchase by Parent or its subsidiary of such shares pursuant to the Offer concurrently with such initial funding; the execution of the Escrow and the Escrow Agreement, which in substance is satisfactory to the Lender; the grant of first priority liens on, and security interests in, substantially all of the assets of Parent and the guarantors as contemplated above; the absence of any injunctions or other material legal proceeding (which Lender reasonably believes is likely to be determined adversely) challenging the Merger, the Offer, or the transactions contemplated by the Commitment Letter and the Term Sheet; the absence of a material adverse change in the credit markets generally, or in the market for high yield securities generally, or in the market for outstanding equity securities of Parent; and the satisfaction of the conditions to the obligations of Parent to purchase Shares pursuant to the Offer.

     REPRESENTATIONS AND WARRANTIES. The Commitment Letter and Term Sheet list certain customary representations and warranties to be included in the definitive loan documents, including, but not limited to, the event of default (or event or condition that, with the giving of notice or the lapse of time or both, would be an event of default); accuracy of, and absence of material omissions in, all reports filed with the Commission by the Parent and Company and all other information provided by Parent or Company to the Lender; absence of material adverse change; compliance with laws; solvency; no conflicts with laws, charter documents or agreements; ownership of properties; absence of liens and security interests; and compliance with margin regulations. Each of the above will contain customary qualifiers and mutually agreed upon enumerated exceptions.

     AFFIRMATIVE COVENANTS. The Commitment Letter and Term Sheet list certain customary affirmative covenants to be included in the definitive loan documents, including, but not limited to, compliance with laws; performance of obligations; maintenance of properties in good repair; inspection of books and properties; payments of taxes and other liabilities; notice of defaults; delivery of financial statements, financial projections and compliance certificates; compliance by Parent with all of its obligations under the agreement providing for the Offer and the Merger; Parent's best efforts to consummate the Merger as soon as practicable; compliance with Parent's obligation to issue and sell debt securities as summarized above; and, for so long as Cerberus

Capital Management, L.P. or one or more of its affiliates shall own Rollover Securities, as respects Cerberus and such affiliate, maintenance of certain financial ratios or operating results.

     NEGATIVE COVENANTS. The Commitment Letter and Term Sheet list customary negative covenants to be included in the definitive loan documents, including, but not limited to, limitations on indebtedness, liens (including negative pledges) sale-leaseback transactions, loans, investments, transactions with affiliates, joint ventures, contingent obligations, restricted payments, mergers, acquisitions, consolidations, assets sales, creation of subsidiaries, and changes in business conducted. Each of the above contains customary exceptions and qualifiers.

     EVENTS OF DEFAULT. The Commitment Letter and Term Sheet list certain customary events of default to be included in the definitive loan documents (including materiality qualifiers and grace periods), including, but not limited to, nonpayment of principal, interest, fees or other amounts when due; violation of covenants; failure of any representation or warranty to be true in all material respects; cross-acceleration; change in control; bankruptcy; material judgments; invalidity of loan documents or guarantees.

     ASSIGNMENTS AND PARTICIPATIONS. The Lender may assign or participate its interest in the Bridge Loan or the Rollover Securities to qualified institutional buyers or accredited investors in its discretion, without consent of any third party.

     INDEMNIFICATION; EXPENSES; FEES. The Company has agreed to indemnify and hold harmless the Lender and each of its assignees, its affiliates and its directors, officers, employees and agents (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party becomes subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the Commitment Letter, or in any way arise from any use or intended use of the Commitment Letter or the Merger, and the Company agrees to reimburse each Indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnification expenses arise), but excluding therefrom the fees of the Lender's in-house counsel and other in-house advisors and all expenses, losses, claims, damages and liabilities which are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct of, or breach of contractual undertaking by the Indemnified Party. In the event of any litigation or dispute involving the Commitment Letter, the Lender shall not be responsible or liable to the Company or any other person for any special, indirect, consequential, incidental or punitive damages. The obligations of the Company under this provision shall remain effective whether or not definitive documentation in connection with the Offer and Merger is executed and not withstanding any termination of the Commitment Letter.

     Under the Commitment Letter, Parent has agreed that it will pay (i) all reasonable fees, costs and expenses that are incurred by or on behalf of the Lender in connection with the negotiation, preparation, execution and delivery of the Commitment Letter, the Term Sheet and any and all definitive documentation relating thereto, including, without limitation, the reasonable fees and expenses of counsel to the Lender (regardless of whether the transactions contemplated are consummated) which fees, costs and expenses are reasonably estimated by the Lender to be approximately $100,000.00; (ii) in immediately available funds a deposit of $50,000 (the "Deposit") to fund out-of-pocket expenses referred to in clause (i) above incurred by the Lender; and (iii) a non-refundable fee equal to $775,000 upon execution of the Commitment Letter.

     The foregoing summary of the Commitment Letter and Term Sheet is qualified in its entirety by reference to the text of the Commitment Letter and Term Sheet which have been filed together as an exhibit to the Schedule 14D-1 and are incorporated herein by reference.

     Because the financing is still under review, Parent may alter one or more of the financing mechanisms described above.

     Parent expects the Bridge Loan to be repaid from a combination of a new financing of long-term debt (which it currently anticipates will occur prior to the end of this year) and cash flow from operations.

13. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides until the Effective Time, the Company will not, and will not permit any of its subsidiaries to, (i) declare, set aside or pay any dividend or distribution in respect of any capital stock of the Company or redeem, purchase or make any other acquisition of any of its securities; or
(ii) issue, deliver or sell, or authorize the issuance, delivery or sale of, any share of capital stock or any Option with respect thereto, other than the issuance of Shares upon the exercise of Options outstanding on the date of the Merger Agreement, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto.

14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, Parent and Purchaser shall not be required to accept for payment or pay for any Shares, and may subject to any applicable rules and regulations of the Commission, delay the acceptance for payment of any tendered Shares, and may (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for, if (i) the Minimum Condition has not been satisfied by the scheduled expiration date, (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated by the expiration date of the Offer, (iii) at any time on or after the day the Offer is commenced and prior to the expiration date of the Offer, any of the following conditions exist:

          (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, which would reasonably be expected to (1) prohibit the acquisition by Parent or Purchaser of any Shares under the Offer, to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this or to require the Company, Parent or Purchaser to pay any damages that will have a Material Adverse Effect on the Company or Parent, (2) impose material limitations on the ability of Purchaser, or to render Purchaser unable to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (3) restrain or prohibit Parent's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (4) impose material limitations on the ability of Parent, Purchaser or any of Parent's other subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent, Purchaser or any of Parent's other subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or (5) require divestiture by Parent, Purchaser or any of Parent's other subsidiaries or affiliates of any Shares; or

          (b) there shall have been any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that would reasonably be expected, directly or indirectly, to result in any of the consequences referred to in clauses (1) through (5) of paragraph (a) above; or

          (c) there shall have been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; or

          (d) any person shall have entered into a definitive agreement or an agreement in principle with the Company, regarding an Acquisition Proposal; or

          (e) the Board of Directors of the Company shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, or shall have recommended or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to an Acquisition Proposal or shall have failed to publicly affirm its approval or recommendation of the Merger Agreement, the Offer and the Merger within ten (10) business days following a public announcement of an Acquisition Proposal from a third party (or shall have resolved to do any of the foregoing); or

          (f) the Company shall have breached or failed to perform in all material respects any of obligations under the Merger Agreement, or any of the representations and warranties of the Company contained in the Merger Agreement shall not be true when made or as of the scheduled expiration of the Offer as if made at and as of such time, except for such inaccuracies which, when taken together (in each case without regard to any qualifications as to materiality or Material Adverse Effect contained in the applicable representations and warranties) would not reasonably be expected to have a Material Adverse Effect on the Company; or

          (g) the Company shall have amended, taken any other action with respect to, or made any determination under, the Company Rights Agreement which could reasonably be expected to be adverse to Parent, the Surviving Corporation or any of their respective subsidiaries or on the ability of the Company, Parent or Purchaser to consummate the Offer; or

          (h) the Company shall not have delivered to Parent and Purchaser, at least three (3) business days prior to the scheduled expiration of the Offer, a copy of the Company's audited consolidated financial statements as of and for the fiscal year ended June 30, 1999, together with the report thereon from the Company's independent auditors, Ernst & Young LLP; or

          (i) the Merger Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Parent and Purchaser in whole or in part at any time and from time to time in their discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.

15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

     GENERAL. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission, Parent is not aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under "State Takeover Laws." Should any such approval or other action be required, there can be no assurance that any such approval or action would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's, Parent's, Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See Introduction and Section 14.

     STATE TAKEOVER LAWS. A number of states (including Delaware where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in EDGAR v. MITE CORP., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS CORP. v. DYNAMICS CORP. OF AMERICA, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX ACQUISITION CORP. v. TELEX CORP., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. v. MCREYNOLDS, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in GRAND METROPOLITAN PLC v. BUTTERWORTH, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Section 203 of the GCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Company's Board of Directors has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby for the purposes of Section 203 of GCL.

     Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger although, pursuant to the Merger Agreement, the Company has represented that the Company's Board of Directors has taken appropriate action to render Section 203 of the GCL inapplicable to the Offer, the Merger and the transactions contemplated by the Merger Agreement. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

     UNITED STATES ANTITRUST APPROVALS. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the United States Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer and the Merger is subject to such requirements.

     Under the provisions of the HSR Act applicable to the Offer and the Merger, the purchase of Shares pursuant to the Offer and the Merger may not be consummated until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material with respect to the Offer with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. Parent expects to file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares pursuant to the Offer and the Merger under the HSR Act on August 5, 1999, and the required waiting period with respect to the Offer and the Merger would expire at 12:00 a.m., New York City time, on August 20, 1999, unless earlier terminated by the FTC or the Antitrust Division or Parent receives a request for additional information or documentary material prior thereto. If, within such 15-calendar-day waiting period either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of substantial compliance with such request by Parent. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period could be extended only by court order or with the consent of Parent. The additional 10-calendar-day waiting period may be terminated sooner by the FTC or the Antitrust Division. Although the Company is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither the Company's failure to make such filings nor a request made to the Company from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares pursuant to the Offer and the Merger.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer and the Merger. At any time before or after Purchaser's purchase of Shares or the Effective Time, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer and the Merger, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of Parent, Purchaser, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 14.

     Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, Purchaser believes that the acquisition of Shares pursuant to the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.

     FOREIGN APPROVALS. According to publicly available information, the Company conducts business in a number of other countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

     "GOING PRIVATE" RULE. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. Rule 13e-3 under the Exchange Act requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction. Parent, however, believes that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because of the following exemptions. Rule 13e-3 would not apply if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer.

16. CERTAIN FEES AND EXPENSES.

     Hambrecht & Quist LLC has been retained as financial advisor to Parent in connection with the acquisition of the Company and as the Dealer Manager in connection with the Offer. In connection with these services, Parent paid Hambrecht & Quist a fee of $250,000 in cash upon the delivery of its fairness opinion to Parent. Hambrecht & Quist will also be paid a fee, in cash at the closing of the Merger, of 1% of all consideration paid by Parent, less any fees previously paid by the Company in the Offer and the Merger, including the $250,000 fee described above. In addition, Parent and Purchaser will pay Hambrecht & Quist reasonable and customary compensation for its services in connection with the Offer, will reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses in connection therewith and will indemnify Hambrecht & Quist against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Innisfree M&A Incorporated has been retained by Parent and Purchaser to act as Information Agent and The Bank of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. Parent and Purchaser will pay the Information Agent and the Depositary reasonable and customary compensation for all such services, reimburse the Information Agent and Depositary for reasonable out-of-pocket expenses in connection therewith, and indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent and Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Parent and Purchaser have filed with the Commission a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in
Section 8 with respect to information concerning the Company, except that copies will not be available at the regional offices of the Commission.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Neither the delivery of this Offer to Purchase nor any purchase of Shares pursuant to the Offer shall under any circumstances create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          INAMED ACQUISITION CORPORATION

                                          August 4, 1999

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth below is the name, age, present principal occupation or employment and five-year employment history of each director and executive officer of Parent. Each person listed below has his or her principal business address at Inamed Corporation, 700 Ward Drive, Santa Barbara, California 93111-2919. Unless otherwise indicated, all persons listed below are citizens of the United States of America.

                                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                              OFFICE HELD IN PARENT                5-YEAR EMPLOYMENT HISTORY           AGE
----                          ------------------------------  -------------------------------------------  ---
Richard G. Babbitt            Chairman of the Board and       Mr. Babbitt has served as the Chief          73
                              Chief Executive Officer         Executive Officer and President of Parent
                                                              since January 22, 1998, and Chairman since
                                                              February 6, 1998. He has been associated
                                                              with DNA Technologies, Inc., Ben Hogan
                                                              Company, B.I. Industries, American Safety
                                                              Equipment Corporation, Welsh Manufacturing
                                                              and Medical Supply Company in C.E.O. and
                                                              Board positions.
James E. Bolin                Director                        Mr. Bolin has served as a director of        40
                                                              Parent since March 18, 1999. Mr. Bolin has
                                                              been a Vice President and Secretary of
                                                              Appaloosa Partners Inc. since 1995. He has
                                                              previously been a Vice President and
                                                              Director of Corporate Bond Research at
                                                              Goldman, Sachs & Co. He also worked at
                                                              Smith Barney, Harris Upham in the Fixed
                                                              Income Research Department. Mr. Bolin holds
                                                              a Bachelor of Arts from Washington
                                                              University in St. Louis and an MBA in
                                                              accounting and finance from University of
                                                              Missouri-St. Louis.
Malcolm R. Currie, Ph.D.      Director                        Dr. Currie has served as the President and   72
                                                              CEO of Currie Technologies Incorporated, an
                                                              electric transportation company, since
                                                              1997. He has been the Chairman Emeritus of
                                                              Hughes Aircraft Company since his
                                                              retirement in 1992 as Chairman and CEO. He
                                                              has had an extensive career in high
                                                              technology research, engineering and
                                                              management. Dr. Currie currently serves on
                                                              the Boards of Directors of the following
                                                              publicly traded companies: Investment
                                                              Company of America, SMA Corporation, UNOCAL
                                                              Corporation and LSI Logic Corporation. Dr.
                                                              Currie also serves as the Chairman of the
                                                              University of Southern California Board of
                                                              Trustees. He has previously served as
                                                              President and CEO of Delco Electronics
                                                              Corporation and GM Hughes Electronics
                                                              Corporation. Dr. Currie holds a B.A. in
                                                              Physics and a Ph.D. in Engineering Physics
                                                              from the University of California at
                                                              Berkeley.

                                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                              OFFICE HELD IN PARENT                5-YEAR EMPLOYMENT HISTORY           AGE
----                          ------------------------------  -------------------------------------------  ---
John F. Doyle                 Director                        Mr. Doyle has served as a director of        69
                                                              Parent since March 18, 1999. He currently
                                                              performs marketing and management
                                                              consulting, primarily for start-up
                                                              companies, since 1992. Prior to 1992, Mr.
                                                              Doyle worked with IBM and Craig Corporation
                                                              in executive and sales and marketing
                                                              positions. He served as the Chairman and
                                                              Chief Executive Officer of Pioneer
                                                              Electronics (USA) Inc. from 1971 to 1986.
                                                              Mr. Doyle currently serves on the Board of
                                                              Directors of the Pomona Valley Hospital
                                                              Foundation, and has served on the Board of
                                                              various consumer groups as well as business
                                                              and philanthropic organizations. Mr. Doyle
                                                              holds a Bachelor of Arts from Miami
                                                              University of Ohio.
Ilan K. Reich                 President and Director          Mr. Reich has served as a director of        44
                                                              Parent since January 22, 1998 and President
                                                              since December 22, 1998. Prior to becoming
                                                              President, he was Executive Vice President
                                                              since January 22, 1998. Until that time he
                                                              was a partner with the New York law firm of
                                                              Olshan Grundman Frome & Rosenzweig LLP,
                                                              specializing in corporate and securities
                                                              law. From 1988 to June 1996, Mr. Reich
                                                              served in various senior executive
                                                              positions with public and private companies
                                                              controlled by a private investor, including
                                                              Western Publishing Group, Inc., the largest
                                                              U.S. publisher of children's books, and
                                                              Rabco Health Services, Inc., a distributor
                                                              of medical/surgical products and a
                                                              wholesale pharmaceutical company. Mr. Reich
                                                              holds a Bachelor of Arts from Columbia
                                                              College and a J.D. from Columbia Law
                                                              School, and is a member of various bar
                                                              associations.
Mitchell S. Rosenthal, M.D.   Director                        Dr. Rosenthal is a psychiatrist and the      63
                                                              president of Phoenix House Foundation,
                                                              which he founded over 30 years ago and
                                                              which is the nation's largest non-profit
                                                              substance abuse treatment and prevention
                                                              system, with more than three dozen programs
                                                              in New York, California, Texas and Florida.
                                                              Dr. Rosenthal has been a White House
                                                              advisor on drug policy, a special
                                                              consultant to the Office of National Drug
                                                              Control Policy and serves on the New York
                                                              State Advisory Council on Alcoholism and
                                                              Substance Abuse, which he chaired from 1985
                                                              to 1997. Dr. Rosenthal is a lecturer in
                                                              psychiatry at Columbia University's College
                                                              of Physicians and Surgeons and a former
                                                              president of the American Association of
                                                              Psychoanalytic Physicians. He is a graduate
                                                              of Lafayette College and earned his M.D.
                                                              from the State University of New York. Dr.
                                                              Rosenthal is a member of the Council on
                                                              Foreign Relations and serves on the Board
                                                              of the Pro Musicis Foundation.

                                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                              OFFICE HELD IN PARENT                5-YEAR EMPLOYMENT HISTORY           AGE
----                          ------------------------------  -------------------------------------------  ---
David A. Tepper(a)            Director                        Mr. Tepper has served as a director of       41
                                                              Parent since March 18, 1999. Mr. Tepper has
                                                              been President of Appaloosa Partners Inc.
                                                              since its formation in 1993. He was
                                                              previously head trader in the High Yield
                                                              Department of Goldman, Sachs & Co. He also
                                                              has been employed by Keystone Funds and
                                                              Republic Steel. Mr. Tepper holds an MBA
                                                              from Carnegie Mellon University and a
                                                              Bachelor of Arts with honors in Economics
                                                              from the University of Pittsburgh.
John E. Williams, M.D.        Director                        Dr. Williams has served as a director of     78
                                                              Parent since March 31, 1997. Dr. Williams
                                                              is a plastic surgeon specializing in
                                                              aesthetic surgery. He is currently not
                                                              practicing. He is a Diplomat of the
                                                              American Board of Plastic Surgery and is a
                                                              Fellow of the American College of Surgeons.
                                                              Dr. Williams is a member of the American
                                                              Society of Plastic and Reconstructive
                                                              Surgeons and the American Society of
                                                              Aesthetic Plastic Surgeons. He holds
                                                              memberships in state, national and
                                                              international plastic surgery societies and
                                                              is a member of the American Medical
                                                              Association and the Los Angeles County
                                                              Medical Association.
Michael J. Doty               Senior Vice President and       Mr. Doty has served as Senior Vice           52
                              Chief Financial Officer         President and Chief Financial Officer of
                                                              Parent since May 3, 1999. He is a certified
                                                              public accountant with more than 25 years
                                                              of experience in a wide range of financial
                                                              and administration planning positions at
                                                              companies such as 3M, Honeywell, Inc. and
                                                              Reckitt & Colman, PLC. Prior to his
                                                              employment with Parent, since 1997 Mr. Doty
                                                              was the Vice President and CFO of O-Cedar
                                                              Brands, Inc., a private consumer product
                                                              company based in Cincinnati. Prior to that,
                                                              since 1994 Mr. Doty was the Vice President
                                                              and CFO of White Systems, Inc., a
                                                              manufacturer and software developer. Mr.
                                                              Doty holds a B.S. and B.S.B.A from
                                                              University of Minnesota and an M.B.A. from
                                                              University of St. Thomas.

---------------

(a) Mr. Tepper is the President and the sole stockholder of Appaloosa Partners, Inc., a Delaware corporation, which is the general partner of Appaloosa Management L.P., a Delaware limited partnership (the "Manager"). The Manager, whose principal business and principal office is located at 26 Main Street, Chatham, New Jersey 07928, acts as an investment adviser to several funds and an insurance company. Based on the Schedule 13D/A filed jointly in March 1999 by the Manager and
    Mr. Tepper, the Manager and Mr. Tepper beneficially own 6,046,052 shares of common stock of
    Parent, representing 36.8% of the total shares of common stock of Parent outstanding on a diluted basis.

                                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                              OFFICE HELD IN PARENT                5-YEAR EMPLOYMENT HISTORY           AGE
----                          ------------------------------  -------------------------------------------  ---
David E. Bamberger            Senior Vice President,          Mr. Bamberger has served as Senior Vice      42
                              Secretary and General Counsel   President and General Counsel of Parent
                                                              since June 1, 1999. Prior to joining
                                                              Parent, for approximately five years, Mr.
                                                              Bamberger was a partner at Olshan Grundman
                                                              Frome Rosenzweig & Wolosky LLP in New York,
                                                              specializing in corporate and general
                                                              litigation. Prior to 1994, he was vice
                                                              president and general counsel of TPI
                                                              Enterprises, Inc., then a Nasdaq NMS
                                                              company and before that, Senior Counsel
                                                              with MacAndrews & Forbes Holdings, Inc. He
                                                              was also an attorney at Simpson Thattcher &
                                                              Bartlett and Skadden Arps Slate Meagher &
                                                              Flom. Mr. Bamberger is a graduate of
                                                              Harvard Law School.
John P. Strohmeyer            Vice President, Manufacturing   Mr. Strohmeyer has served as Vice            55
                                                              President, Manufacturing since November 2,
                                                              1998. Mr. Strohmeyer has been involved in
                                                              the electronics and automotive industries,
                                                              including Nissan Motor Corporation and
                                                              Nippondenso (Japan). He has been involved
                                                              in start-ups, re-engineering of
                                                              manufacturing facilities, relocation and
                                                              development of international operations,
                                                              and is skilled in manufacturing and general
                                                              management of companies. Mr. Strohmeyer
                                                              holds a B.S. from Long Beach State
                                                              University, California.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. Unless otherwise indicated below, all information concerning each person listed below is the same as shown above.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                      OFFICE HELD IN PURCHASER                5-YEAR EMPLOYMENT HISTORY           AGE
----                 ----------------------------------  -------------------------------------------  ---
Ilan K. Reich        President and Director              Same description as provided above           44
David E. Bamberger   Secretary, Treasurer and Director   Same description as provided above           42

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

            By Mail:                  Facsimile Transmission:        By Hand or Overnight Courier:

  Tender & Exchange Department    (for Eligible Institutions Only)   Tender & Exchange Department
         P.O. Box 11248                    (212) 815-6213                 101 Barclay Street
      Church Street Station                                           Receive and Deliver Window
     New York, NY 10286-1248                                              New York, NY 10286

                                    For Confirmation Telephone:
                                           (800) 507-9357

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                       [INNISFREE M&A INCORPORATED LOGO]
                         501 Madison Avenue, 20th Floor
                               New York, NY 10022

                 Banks and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll Free: (888) 750-5834

                      The Dealer Manager for the Offer is:

                             HAMBRECHT & QUIST LLC
                                230 Park Avenue
                               New York, NY 10169
                                 (212) 207-1400